                              CONSENT TO ASSIGNMENT

Reference is made to the agreement(s) between or among Hartford Life (together with any predecessors or successors in interest thereto, "Hartford" or "you") and OppenheimerFunds, Inc. ("Oppenheimer" or "OFI"), among other parties, listed on the attached SCHEDULE A relating to sales or other transactions in shares of the Oppenheimer family of mutual funds ("Funds"), pursuant to which you may provide some or all of the following services: personal services, administrative services, marketing and distribution support, networking or sub-accounting, recordkeeping services, and services relating to the promotion, offering, marketing or distribution of the Funds and/or retention of assets maintained in the Funds, as applicable.

OFI desires to assign all of its interests, rights, duties, and obligations in and under such agreement(s) now in existence, as well as any prior agreements, written or oral, between or among you and OFI, including without limitation, all schedules, exhibits and licenses granted thereunder (collectively, the "Agreements"), to Shareholder Services, Inc. ("SSI"), a Colorado corporation and a wholly-owned subsidiary of OFI (the "Assignment"), and SSI desires to accept such Assignment, effective on or about December 31, 2012 ("Effective Date"). SSI will be adequately capitalized and appropriately staffed to be able to satisfy the duties and obligations so assigned.

OFI seeks Hartford's consent for the duly authorized Assignment, and also seeks a waiver of any provision of the Agreements restricting assignments, amendments or notice periods. In consideration of the foregoing, the parties hereby agree as follows:

1. The services provided and payment obligations under the terms of the Agreements will remain in place, and payments will be made in the same manner and frequency as payments you are currently receiving pursuant to the terms of the applicable Agreements.

2. Hartford consents to the Assignment and agrees that SSI shall replace OFI as a contracting party to the Agreements. Each reference in the Agreements to OppenheimerFunds, Inc. shall be replaced in its entirety with a reference to Shareholder Services, Inc., as applicable. Hartford hereby consents to SSI succeeding to all of OFI's rights, obligations, interests and liabilities under the Agreements and to the substitution in all respects of SSI for OFI as a party to the Agreements, as applicable. OFI is hereby discharged from any continuing duties and obligations under the Agreements as of the Effective Date.

3. To the extent that any provision of the Agreements and this Consent to Assignment are in conflict, the terms of this Consent to Assignment shall control. The Agreements are ratified in all other respects, and all other terms and conditions set forth in the Agreements remain unchanged and in full force and effect.

4. In connection with the execution of this Consent to Assignment, any document delivery method specified in the Agreements shall be waived. As of the Effective Date, notices, correspondence and any other communication required by or related to the Agreements, if to OppenheimerFunds, Inc. currently, shall be delivered to:

           Shareholder Services, Inc.
           6803 South Tucson Way
           Centennial, CO 80112

This Consent to Assignment may be executed in counterparts and in electronic form, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same instrument.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, we have caused this Consent to Assignment to be duly executed and delivered as of August 6, 2012.


OppenheimerFunds, Inc.

By:     /s/ Cheryl Pipia
        ---------------------------------

Name:   Cheryl Pipia
        ---------------------------------

Title:  Senior Vice President
        ---------------------------------


HARTFORD SECURITIES DISTRIBUTION

By:     /s/ Richard E. Cady
        ---------------------------------

Name:   Richard E. Cady
        ---------------------------------

Title:  AVP
        ---------------------------------


                                          Acknowledged and accepted by:

                                          Shareholder Services, Inc.


                                          By:    /s/ Stacey Roode
                                                 -------------------------------

                                          Name:  Stacey Roode
                                                 -------------------------------

                                          Title: Senior Vice President
                                                 -------------------------------

                                   SCHEDULE A

1. Participation Agreement, dated September 20, 2000, by and among OppenheimerFunds Services, OppenheimerFunds Distributor, Inc., and Hartford Life Insurance Company

        a. First Amendment, dated May 1, 2002, to the Retail Fund Participation Agreement, dated September 20, 2000, between OppenheimerFunds Services, a division of OppenheimerFunds, Inc., OppenheimerFunds Distributor, Inc., and Hartford Life Insurance Company

        b. Second Amendment, dated May 1, 2003, to the Retail Fund Participation Agreement, dated September 20, 2000, between OppenheimerFunds Services, a division of OppenheimerFunds, Inc., OppenheimerFunds Distributor, Inc., and Hartford Life Insurance Company

        c. Third Amendment, dated September 30, 2004, Retail Fund Participation Agreement, dated September 20, 2000, between OppenheimerFunds Services, a division of OppenheimerFunds, Inc., OppenheimerFunds Distributor, Inc., and Hartford Life Insurance Company

        d. Fourth Amendment, dated November 1, 2004, Retail Fund Participation Agreement, dated September 20, 2000, between OppenheimerFunds Services, a division of OppenheimerFunds, Inc., OppenheimerFunds Distributor, Inc., and Hartford Life Insurance Company

        e.   Fifth Amendment, dated January 2,2 2008, Retail Fund
             Participation Agreement, dated September 20, 2000,
             OppenheimerFunds Services, a division of OppenheimerFunds, Inc., OppenheimerFunds Distributor, Inc., OppenheimerFunds, Inc., and Hartford Life Insurance Company

        f. Sixth Amendment, dated February 25, 2011, to the Retail Fund Participation Agreement, dated September 20, 2000, between OppenheimerFunds, Inc., on behalf of OppenheimerFunds Services, OppenheimerFunds Distributor, Inc., and Hartford Life Insurance Company